                                                             Exhibit 4(b)(4)

          THIRD SUPPLEMENTAL INDENTURE, dated as of December 1, 1995, between FIRST CHICAGO NBD CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware ("FCNBD"), having its principal offices at One First National Plaza, Chicago, Illinois 60670, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the "Trustee").

          WHEREAS, First Chicago Corporation ("First Chicago") has heretofore executed and delivered to the Trustee an Indenture, dated as of August 1, 1987 (the "Original Indenture"), as supplemented by a First Supplemental Indenture, dated as of March 1, 1989 (the "First Supplemental Indenture"), and a Second Supplemental Indenture, dated as of January 1, 1993 (the "Second Supplemental Indenture")(as so supplemented, the Original Indenture is referred to herein as the "Indenture"), providing for the issuance from time to time of unsecured debt securities (herein and therein called the "Notes"); and

          WHEREAS, effective as of December 1, 1995, First Chicago merged with and into NBD Bancorp, Inc., a Delaware corporation, which was renamed FCNBD; and

          WHEREAS, Section 10.01 of the Indenture provides for the execution of an indenture supplemental to the Indenture, in form satisfactory to the Trustee, to evidence the succession of any successor corporation to First Chicago under the Indenture and the assumption of such successor corporation of the covenants of First Chicago in the Indenture and in the Notes pursuant to such Indenture; and

          WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of FCNBD, as the successor corporation to First Chicago, under the Indenture, in accordance with its terms, have been done.

            NOW, THEREFORE, FCNBD and the Trustee hereby agree as follows:

          1. From and after the date of this Third Supplemental Indenture, FCNBD shall for all purposes be deemed to be the "Company", as such term is defined in the Indenture and the Notes, as if FCNBD was originally so named in the Indenture and the Notes, and, as such, FCNBD hereby expressly assumes, from and after the date of this Third Supplemental Indenture, the due and punctual payment of the principal of, premium, if any, and interest on (including all additional amounts, if any, payable pursuant to Section 5.04 of the Indenture) all of the Notes and the performance of every covenant of the Indenture, as supplemented by this Third Supplemental Indenture, on the part of the Company to be performed or observed.

          2. All provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

          3. The Trustee accepts the trusts created by the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture.

          4. The recitals contained in this Third Supplemental Indenture shall be taken as statements of FCNBD, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

          5. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

          6. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

          7. This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused the Third Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the date first above written.

                                       FIRST CHICAGO NBD CORPORATION
ATTEST:

                                       By:
- ------------------------------------       -------------------------------------
Title:      Assistant Secretary            Title:  Executive Vice President and
[Corporate Seal]                                   Chief Financial Officer



                                       BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION,
                                       as Trustee


ATTEST:


                                       By:
- ------------------------------------       -------------------------------------
Title:                                     Title:
[Corporate Seal]

STATE OF ILLINOIS      )

                       )ss:

COUNTY OF COOK         )

          On the 1st day of December, 1995, before me personally came    Robert
                                                                       --------
A. Rosholt     , to me known, who, being duly sworn, did depose and say that he
- ---------------
is an  Executive Vice President and Chief Financial Officer    of First Chicago
      --------------------------------------------------------
NBD Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                           -------------------------
                                                 Notary Public


My Commission Expires:
                       ---------------

STATE OF      )

              ) ss:

COUNTY OF     )


          On the _____ day of ____________ before me personally came _________ ____________________________________________, to me known, who, being duly sworn, did depose and say that he is a ________________________________________
_________________________________________of Bank of America National Trust and
Savings Association, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                           ----------------------------------
                                                      Notary Public


My Commission Expires:
                      ---------------